EXHIBIT 99.12

                       Opinion of Counsel on tax matters.


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                                                     January  22, 1996



Mutual Fund Group
156 West 56th Street
New York, New York  10019

Gentlemen:

                  We have acted as counsel to the Mutual Fund Group, a Massachusetts business trust (the "Trust"), in connection with the planned transfer by the IEEE Balanced Fund, a series of the Trust, of substantially all of its assets to the Vista Balanced Fund, a series of the Trust, solely in exchange for Vista Balanced Fund voting stock1 and the assumption by the Vista Balanced Fund of the liabilities of the IEEE Balanced Fund, followed by the distribution by the IEEE Balanced Fund of such Vista Balanced Fund stock pro rata to its shareholders in exchange for their IEEE Balanced Fund stock in complete liquidation of the IEEE Balanced Fund (the "Reorganization") pursuant to the Plan of Reorganization adopted by the Board of Trustees of the Trust on December 14, 1995 (the "Plan").

                  The opinions expressed in this letter are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, other
--------
1 Under Massachusetts law, ownership interests in the IEEE Balanced Fund and the Vista Balanced Fund constitute shares of beneficial interest. Such interests are considered stock for federal income tax purposes and are referred to as "stock" in this opinion.



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Mutual Fund Group
January 22, 1996
Page 2


current administrative positions of the IRS, and existing judicial decisions, all of which are subject to change or modification at any time, and any such changes or modifications could apply retroactively. No ruling has been (or will
be) sought from the IRS by the Trust, the IEEE Balanced Fund, or the Vista Balanced Fund as to the federal income tax consequences of any aspect of the Reorganization. There can be no assurance that the IRS or a court of competent jurisdiction will not disagree with the opinions expressed herein. Any inaccuracy in, or breach of, any the representations or assumptions set forth below or any change after the date hereof in applicable law could adversely affect our opinion. We do not undertake, and hereby disclaim any obligation, to advise you of any changes in any matters on which the opinions set forth herein are based.

                  For purposes of the opinions set forth below, we have reviewed and relied upon (i) the Plan, (ii) the most recent audited financial statements of the IEEE Balanced Fund, and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have assumed that we will receive at the time of the Reorganization representations from the IEEE Balanced Fund, the Vista Balanced Fund, Chase Manhattan Bank, N.A., and the Institute of Electrical & Electronic Engineers, Inc., which representations will be satisfactory, in form and substance, to us and which we will neither investigate nor verify. Also, we have assumed that (i) at all relevant times, the IEEE Balanced Fund and the Vista Balanced Fund will continue to be operated as regulated investment companies within the meaning of Subchapter M of the Code;
(ii) all documents we have reviewed are true and accurate, accurately reflect the originals, and have been properly executed; and (iii) the activities of the IEEE Balanced Fund and the Vista Balanced Fund in connection with the Plan and the transactions contemplated therein have been and will be conducted in the manner provided in such documents and as set forth herein. Furthermore, we have assumed that (i) all representations which are made "to the best knowledge" of any person will be true, correct, and complete as if made without such qualification; (ii) the Reorganization will be consummated substantially in accordance with the Plan; and (iii) there are no shareholders that will directly own, at the time of the Reorganization, more than five percent (5%) of the shares of the IEEE Balanced Fund other than the Institute of Electrical & Electronic Engineers, Inc.

                  Based on and subject to the foregoing, we are of the following opinions:

                  (1) Pursuant to Code section 851(h), the IEEE Balanced Fund and the Vista Balanced Fund will each be treated as a separate corporation for federal income tax purposes;

                  (2) The exchange by the IEEE Balanced Fund of substantially all of its assets in exchange for shares of the Vista Balanced Fund and the assumption by the Vista



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Mutual Fund Group
January 22, 1996
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Balanced Fund of the  liabilities  of the IEEE Balanced Fund, and the subsequent liquidation of the IEEE Balanced Fund pursuant to the Plan will constitute a reorganization within the meaning of Code section 368(a)(l)(C). The IEEE
Balanced Fund and the Vista Balanced Fund will each be "a party to a reorganization" within the meaning of Code section 368(b);

                  (3) Pursuant to Code sections 357(a) and 361(a) and (c), the IEEE Balanced Fund will not recognize any gain or loss as a result of the Reorganization;

                  (4) Pursuant to Code section 1032(a), the Vista Balanced Fund will not recognize any gain or loss on the receipt of the assets of the IEEE Balanced Fund in exchange for shares of the Vista Balanced Fund;

                  (5) Pursuant to Code section 354(a)(1), the shareholders of the IEEE Balanced Fund will not recognize any gain or loss on the exchange of their shares of the IEEE Balanced Fund for shares of the Vista Balanced Fund;

                  (6) Pursuant to Code section 358(a)(1), the aggregate tax basis of shares of the Vista Balanced Fund received by each shareholder of the IEEE Balanced Fund will be the same as the aggregate tax basis of the shares of the IEEE Balanced Fund exchanged therefor;

                  (7) Pursuant to Code section 362(b), the Vista Balanced Fund's adjusted tax bases in the assets received from the IEEE Balanced Fund in the Reorganization will be the same as the adjusted tax bases of such assets in the hands of the IEEE Balanced Fund immediately prior to the Reorganization;

                  (8) Pursuant to Code section 1223(1), the holding period of each former shareholder of the IEEE Balanced Fund in the shares of the Vista Balanced Fund received in the Reorganization will include the period during which such shareholder held his shares of the IEEE Balanced Fund as a capital asset;

                  (9) Pursuant to Code section 1223(2), the Vista Balanced Fund's holding periods in the assets received from the IEEE Balanced Fund in the Reorganization will include the holding periods of such assets in the hands of the IEEE Balanced Fund immediately prior to the Reorganization.

                  No opinion is expressed as to any matter addressed in this letter other than as set forth above.

                  We are members of the bar of the State of New York and are not admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to




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Mutual Fund Group
January  22, 1996
Page 4

the laws of any jurisdiction other than the federal law of the United States in respect of the matters set forth herein.

                  We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus on Form N-14 (the "Registration Statement") and the reference to this firm under the caption "Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus and in the Registration Statement. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of said Act.


                                        Very truly yours,



                                        /S/ Kramer, Levin, Naftalis,
                                        Nessen, Kamin & Frankel